STOCK PLEDGE AGREEMENT



      THIS STOCK PLEDGE AGREEMENT (this "Pledge Agreement") is made this 8th day of May, 1996, by and between CHARLES TOWN RACING LIMITED PARTNERSHIP,a West Virginia limited partnership ("Pledgor"), and PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY, a West Virginia limited liability company ("Pledgee").


                              B A C K G R O U N D:

            Pledgee is about to provide a line of credit to Charles Town Races, Inc., a West Virginia corporation and wholly-owned subsidiary of Pledgor ("Borrower"), in the principal amount of up to One Million Two Hundred and Fifty Thousand ($1,250,000) Dollars (the "Loan") pursuant to the provisions of that certain Loan and Security Agreement between Borrower and Pledgee of even date herewith (the "Loan Agreement"), and evidenced by Borrower's Promissory Note of even date herewith (the "Note"). The obligations of Borrower under the Loan Documents is secured by a lien on and security interest in All Assets of Borrower and the Mortgage on Borrower's leasehold interest in the Premises (the foregoing, collectively, the "Collateral").

            Pledgee is unwilling to make the Loan unless Pledgor guarantees payment of the Note and performance by Borrower of each and every term, covenant, condition and agreement contained therein and in the Loan Agreement and any other Loan Document and under any and all other agreements executed by Borrower to or for the benefit of Pledgee in connection with the Loan on the part of Borrower to be kept, observed or performed.

            Pledgor desires to give such guaranty in order to induce Pledgee to make the Loan, and has therefore entered into the Guaranty of even date herewith. The obligations of Pledgor under the Guaranty are secured by: a lien on and security interest in All Assets of Pledgor pursuant to the Security Agreement, by all of the issued and outstanding capital stock of Borrower pursuant to this Pledge Agreement, and by a lien on and security interest in the Premises pursuant to the Mortgage, all as set forth in such documents and agreements (the foregoing, the "Pledgor Collateral").

            Each initially-capitalized term used herein shall have the meaning ascribed to it in the Guaranty or in the Loan Agreement unless the context clearly requires to the contrary.

            NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by

Document No. 304111
                                      1

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Pledgor,  and intending to be legally bound hereby,  Pledgor  agrees as follows, for the benefit of Pledgee:


            1. Pledge. To secure the payment and performance, when due, of the Obligations, Pledgor hereby pledges and assigns to Pledgee and grants Pledgee a security interest in the stock, which stock is currently evidenced by certificates, set forth on Schedule 1 attached hereto (which shares of stock of Corporation are referred to as the "Pledged Shares" and which certificates are referred to as the "Certificates"), together with all rights of Pledgor in and to any dividends or other distributions made on or with respect to the Pledged Shares, or in exchange therefore, whether as dividends in cash or property, stock dividends, stock splits, as a result of any recapitalization, reorganization, merger, exchange of shares, or otherwise. All cash dividends paid with respect to the Pledged Shares shall be applied first to the payment of the Note, and then to the payment of the balance of the Obligations, as determined by Pledgee.

            2. Delivery of Pledged Shares. Pledgor has delivered, and by these presents does hereby deliver to Pledgee all of the Certificates, together with stock powers for each Certificate duly executed in blank for transfer by the registered owner of the Pledged Shares evidenced by each Certificate. Pledgee shall retain such Certificates and stock powers in its possession in pledge subject to the terms of this Agreement.

            3. Additional Obligations. In addition to the Obligations, the security interests and pledges created hereby shall secure reimbursement of Pledgee for (i) all costs and expenses incurred in collection of all amounts due to Pledgee; (ii) all future advances made by Pledgee for taxes, levies, or maintenance of the Pledged Shares; (iii) all other expenses incurred by Pledgee for the account of Pledgor; (iv) performance by Pledgor of the agreements set forth in this Agreement or contemplated by this Agreement (including pursuant to any of the other Loan Documents); and (v) interest on all of the foregoing at the rate set forth in the Note.

            4. Representations. The Pledgor warrants and represents; that it owns the Pledged Shares; that there are no restrictions upon the transfer of the Pledged Shares; that the Pledgor has the right to transfer the Pledged Shares to Pledgee as provided for herein free of any liens, encumbrances or restrictions and without obtaining the consent of any person, corporation, or other legal entity; and that the Pledged Shares represent all of the issued and outstanding capital stock of Borrower.

            5. Capital Structure. In the event that during the term of this Agreement any stock dividend, reclassification, readjustment, or other change is declared or made in the capital structure of Borrower, Pledgor shall, immediately after receipt thereof, deliver to Pledgee, all new, substituted or additional shares, or other securities of any kind, issued by reason of any such change, to be held by Pledgee under the terms of this Agreement and in the same manner as the Pledged Shares originally pledged hereunder. Pledgee shall have the right at any time, whether before or after an Event of Default, as defined herein, to transfer the Pledged Shares to its name or to the name of its nominee.

            6. Pledgor's Covenants. Until the termination of this Agreement and the pledge created hereby: Pledgor shall not, and shall not permit Borrower, without the prior written consent of Pledgee, to undertake any of the following:

                  (a)  The  sale,  transfer,  pledge,   hypothecation  or  other
encumbrance or the execution of an agreement contemplating any of the foregoing for all or any part of the Pledged Shares;

                  (b) The merger or consolidation or execution of an agreement for the merger or consolidation of Borrower or Pledgor into or with any other firm or corporation or the total or partial liquidation or dissolution of Borrower or Pledgor or the adopting of a plan or agreement for the total or partial liquidation or dissolution of Borrower or Pledgor;

                  (c) The issuance or agreement to issue any shares of capital stock of Borrower or partnership interests of Pledgor or any options, warrants, or rights to purchase or convertible into shares of capital stock of Borrower or partnership interests of Pledgor;

             (d) The filing by Borrower or Pledgor of a petition under any federal or state law for the relief of debtors, the making of an assignment by Borrower or Pledgor for the benefit of its creditors, or the appointment of a receiver or trustee for Borrower or Pledgor;

                  (e) The declaration or payment of any dividends or other distributions, whether in cash, property, or shares of capital stock of Borrower or in any manner with respect to the Pledged Shares.

Document No. 304111
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            7. Further Assurances.  Pledgor will, upon Pledgee's request, and in confirmation of the security  interest  hereby  created,  execute and deliver to
Pledgee  such  further  acts,  deeds,  transfers,   assurances,   financing  and
continuation statements, and agreements, and take such other action, as Pledgee may reasonably request.

            8. Events of Default. The following shall constitute an Event of Default hereunder:

                  (a) Any Event of Default under or breach by Borrower or Guarantor of any representation, warranty, covenant or other term of, the Loan Agreement, the Note, the Guaranty, this Pledge, the Mortgage, the Security Agreement, or any other Loan Document, or any document or instrument entered into or delivered in connection with any of the foregoing; or

                  (b)   The   dissolution,   liquidation   or  sale  of  all  or
substantially all of the assets of the Pledgor or Borrower, or the sale or encumbrance of any of the capital stock of Borrower.

            9. Remedies. In the event of an Event of Default, Pledgee shall have and may exercise all of the rights and remedies available to a secured party under the Uniform
Commercial Code as in effect in the State of West Virginia and all other applicable laws.

                  If, in the enforcement of the foregoing rights and remedies, Pledgee shall propose to dispose of all or any portion of the Pledged Shares, Pledgor agrees that ten (10) days prior written notice, sent to Pledgor shall be adequate and reasonable notice.

                  Pledgor acknowledges and agrees that Pledgee may be unable to effect a public sale of the Pledged Shares, or any part thereof, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, or state securities laws and that private sales made at prices and other terms less favorable than those which might be obtainable at public sales shall not for that reason be deemed to have not been made in a commercially reasonable manner and that Pledgee has no obligation to delay any such private sale to permit the registration of any of the Pledged Shares under said Act or other laws.

            10. Indemnification. Pledgor shall indemnify, defend and hold harmless Pledgee and its officers, directors, members and agents from and against any loss, liability, damage, or expense which Pledgee or any such party may incur without willful default on its part arising out of or in connection with this Agreement or the taking, holding, and/or disposing of the Pledged Shares, including fees, costs and expenses of defending itself against any claims of liability hereunder, provided however, the obligations of Pledgor under the foregoing indemnification shall be limited to the assets of Pledgor.
            11. Rights of Pledgor in Pledged Shares. For so long as there is no Event of Default, Pledgor shall retain and may exercise all rights of or incident to the ownership of the Pledged Shares, including voting rights, which are not incon sistent with the terms of this Agreement; provided that Pledgor shall not vote the Pledged Shares in any manner contrary to the terms or intent hereof.

            12. Termination. This Agreement and the security interest and pledge created hereby shall terminate on the payment and performance in full by Borrower of the Indebtedness and the satisfaction in full by Pledgor of all the Obligations. Upon termination, Pledgee shall deliver to Pledgor all the Certificates, with all stock powers therefor.

            13. Waivers. Pledgee shall at all times have the right to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom to the contrary. The failure of Pledgee at any time to enforce its rights hereunder shall not be construed as having created a custom contrary to the provisions of this Agreement, as having modified in any manner the terms hereof, or as preventing Pledgee from thereafter enforcing strict compliance. All rights and remedies of Pledgee are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

            14.   Miscellaneous.

                  (a) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Pledgor:Charles Town Racing Limited
                                    Partnership
                                    Charles Town Racetrack
                                    U.S. Route 340
                                    Charles Town, West Virginia 25414
                                    Attention:  D. Keith Wagner
                                    Telecopier:  304-725-6979

                  If to PledgePeter M. Carlino, Chairman
                                    c/o Penn National Gaming, Inc.
                                    Wyomissing Professional Center
                                    825 Berkshire Blvd., Suite 203
                                    Wyomissing, PA  19610
                                    Telecopier:  610-376-2842



Document No. 304111
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Any  party  hereto  may  give  any  notice,  request,  demand,  claim  or  other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, tele copy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

                  (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be changed, nor any rights or remedies waived, except in writing, signed by the party sought to be bound by such change or waiver.

                  (c) Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only, and in case of any conflict the text of this Agreement, rather than such headings, shall control.

                  (d)   Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws
(and not the law of conflicts) of the State of West Virginia.

                  (e) Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, the day and year first above written.

                        CHARLES TOWN RACING LIMITED PARTNERSHIP


                      By: D.K.W., Inc., general partner and
                        attorney-in-fact for all general partners
                        of the Partnership


                        By:   /s/ D. Keith Wagner (SEAL)
                           D. Keith Wagner, President


                        PNGI CHARLES TOWN GAMING LIMITED LIABILITIES COMPANY, by
                        Penn  National  Gaming  of  West  Virginia,   Inc.,  its
                        Managing Member


                           By: /s/ William Bork 6/4/96
                             William Bork, President

Document No. 304111
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                                   Schedule 1


      Name of Issuer
      (Corporation")    No. of Shares     Certificate No.

      Charles Town
      Races, Inc.           2,000                 1



Document No. 304111
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